First Security Group Announces First Quarter Results
Strong First Quarter Loan Growth Achieved

CHATTANOOGA, TN, April 29, 2014 - First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) today reported a net loss available to common shareholders for the first quarter of 2014 of $45 thousand, as compared to a loss of $648 thousand in the fourth quarter of 2013 and a $7.9 million loss in the first quarter of 2013. Loans, including held-for-sale, increased by $57.0 million, or 9.8%, since December 31, 2013 and $96.4 million, or 17.7%, since March 31, 2013.
“The improvement in our revenue is reflective of the loan growth realized in the last two quarters” said Michael Kramer, First Security’s President and Chief Executive Officer. “We achieved pre-tax income during the first quarter of 2014 with a negative provision to the allowance. Our goal is to continue our momentum to achieve core profitability.”
The below discussion of First Security’s results of operations and financial condition is supplemented by the accompanying financial highlights.
Net Interest Income
For the first quarter of 2014, net interest income improved by $447 thousand, or 6.9%, to $6.9 million compared to $6.5 million for the linked fourth quarter of 2013. Interest income on loans, including fees, increased by $454 thousand while total interest income increased by $180 thousand due to reduction in the investment security portfolio. During the last two quarters, First Security sold approximately $71.3 million of lower yielding investment securities to redeploy into loans. Total interest expense improved by $267 thousand through improvement in the cost of deposits as well as reductions in total deposits. For the first quarter of 2014, the net interest margin improved by 32 basis points to 3.21% compared to 2.89% in the fourth quarter of 2013.
Loans
Loans, excluding held-for-sale, totaled $604.9 million as of March 31, 2014, a $21.8 million increase, or 3.7%, from the December 31, 2013 total of $583.1 million. As of March 31, 2014, First Security reclassified approximately $33.6 million of loans into held-for-sale. These loans are expected to be sold at a gain during the second quarter of 2014. For loans held-for-investment, the main categories of loan growth during the first quarter of 2014 included: owner-occupied real estate by $8.9 million, or 7.8%; commercial loans by $8.6 million, or 15.5%; and consumer loans by $3.0 million, or 14.2%.
“The loan growth in the owner-occupied real estate and commercial categories reflects our progress towards becoming the community bank of choice for small businesses in East Tennessee,” said John Haddock, First Security’s EVP and Chief Financial Officer. “With the Consent Order lifted, we are focused on achieving the enhanced revenue opportunities of a well-capitalized bank, including expanding our dedicated SBA lending department as well as our mortgage department.”
Deposits
During the first quarter, First Security continued to improve its deposit mix to reduce the overall cost of deposits from 0.74% for the fourth quarter of 2013 to 0.65% for the first quarter of 2014. Average pure deposits, defined as transaction accounts, for the first quarter of 2014 accounted for 53.0% of average total deposits as compared to

51.1% for the fourth quarter of 2013. Average core deposits, defined as transaction accounts plus retail CDs, accounted for 74.0% of average total deposits as compared to 72.3% for the fourth quarter.
Non-Interest Income
Non-interest income totaled $2.6 million for the first quarter of 2014 compared to $2.2 million for the fourth quarter of 2013. First Security recorded investment security gains of $371 thousand in the first quarter compared to $168 thousand in the fourth quarter. Excluding the investment security gains, non-interest income improved by $244 thousand. Income from bank-owned life insurance increased by $114 thousand, primarily due to a non-recurring interest bonus on certain policies. Service charges on deposits, point-of-sale fees, and mortgage banking fees all declined, primarily due to seasonality.
Non-Interest Expense
Non-interest expense increased by $295 thousand to $10.4 million for the first quarter of 2014 as compared to the fourth quarter of 2013. As of March 31, 2014, full-time equivalent employees declined to 275 as compared to 285 as of December 31, 2013 and 325 as of March 31, 2013. Total salary and benefit expense declined by $229 thousand in the first quarter of 2014 as compared to the fourth quarter of 2013. These savings were fully offset by higher operating expenses, including professional fees increasing by $182 thousand.
Asset Quality
First Security recorded a $972 thousand negative provision to adjust the allowance for loan losses to First Security’s current estimate of $9.2 million as of March 31, 2014. The ratio of the allowance to total loans declined from 1.80% as of December 31, 2013 to 1.52% as of March 31, 2014. Total non-performing assets (“NPAs”) declined by $2.4 million, or 14.6%, to $14.0 million as of March 31, 2014 compared to December 31, 2013. NPAs to total assets as of March 31, 2014 improved to 1.42% compared to 1.67% as of December 31, 2013.
Capital
Stockholders’ equity as of March 31, 2014 totaled $84.7 million, a $1.0 million increase from December 31, 2013. As of March 31, 2014, book value per share increased to $1.27 per share compared to $1.26 per share as of year-end. With the termination of the Consent Order between the Office of the Comptroller of the Currency and FSGBank, FSGBank met all regulatory minimum capital ratios to be classified as “well-capitalized” at March 31, 2014.
“Four goals were identified when this management team began the turnaround process at FSG: improving asset quality to peer group or better levels, recapitalizing First Security and FSGBank, removing the regulatory enforcement order, and achieving core profitability,” said CEO Kramer. “At the one year mark of the turnaround, we are focused on the fourth and final goal - achieving core profitability and building a sustainable and improving profitability profile.”

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $980.5 million in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 28 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com).
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non- GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements include, among others, an estimated goodwill impairment charge and the assumptions underlying this estimate. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
E-mail: jhaddock@FSGBank.com